Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333 – 255232 and 333 – 255231 on Form S-8 of AppLovin Corporation of our report dated February 15, 2021, relating to the financial statements of Adjust GmbH, appearing in this Current Report on Form 8-K/A dated July 2, 2021.

/s/ Deloitte GmbH Wirtschaftsprüfungsgesellschaft

Deloitte GmbH

Wirtschaftsprüfungsgesellschaft

Berlin, Germany

July 2, 2021